EXHIBIT 99.1

TOFUTTI BRANDS, INC.

2014 EQUITY INCENTIVE PLAN

FIRST AMENDMENT

WHEREAS, the Tofutti Brands, Inc. 2014 Equity Incentive Plan (the “Plan”) was adopted by the Board on March 26, 2014 and approved by the shareholders of Tofutti Brands, Inc. (the “Company”) on June 10, 2014;

WHEREAS, Section 4.3 of the Plan sets forth limitations on the maximum number of shares of common stock of the Company (“Shares”) that may be issued to any single Plan Participant in any fiscal year of the Company as Awards under Section 4.1 of the Plan, and the Board now desires to eliminate the individual Participant limitations in Section 4.3 of the Plan and provide that the number of Shares that may be issued under Awards in any fiscal year shall be subject only to the total number of Shares reserved for grant and issuance pursuant to the Plan; and

WHEREAS, counsel has advised that the Tax Cuts and Jobs Act modified Section 162(m) of the Internal Revenue Code of 1986, as amended, to eliminate tax advantages for so-called “performance-based compensation,” thereby rendering unnecessary Qualified Performance Grants under the Plan after 2017, and the Board desires to clarify that such awards will no longer be available under the Plan; and

WHEREAS, Section 14.1 of the Plan authorizes the Board to amend the Plan from time to time;

NOW, THEREFORE, effective as of the date set forth below:

(a)	The second sentence of Section 1.2(h) of the Plan is deleted and replaced with the following sentence to read in its entirety:

To the extent necessary and desirable, the Committee shall be composed of individuals who are “non-employee directors” as defined in Rule 16b-3, and, if applicable, meet the independence requirements of the applicable exchange on which the Shares are traded.

(b)	The definition of “Qualified Performance Grant” in Section 1.2 (t) of the Plan is deleted and all subsequent definitions re-lettered accordingly.

(c)	Section 4.3 is deleted and replaced with the following to read in its entirety:

4.3 Maximum Annual Awards. The maximum number of Shares that may be issued as Awards in the aggregate in any one fiscal year, subject to adjustment as provided in Section 4.5, shall not exceed the total number of Shares reserved for grant and issuance pursuant to Section 4.2 reduced by the total number of Shares issued under outstanding Awards.

(d)	Section 8.1(b) is deleted, and Section 8.1 shall read in its entirety as follows:

8.1. Award, The Award of a Performance Grant to a Participant will entitle such Participant to receive a specified amount (the “Performance Grant Actual Value”) upon satisfaction of specified corporate, division, departmental and/or individual goals as determined by the Administrator, subject to Section 8.1(b). Performance Grants may be issued in different classes or series having different names, terms and conditions.

(e)	In Section 8.3, the semi-colon and concluding phrase, “provided, however, that Qualified Performance Grants shall in no event be adjusted to increase the amount payable under such award to any “covered employee.” Within the meaning of Section 162(m)(3) of the Code” is deleted.

(f)	The second sentence of Section 8.4 is deleted in its entirety.

(g)	In Section 14.1 the words “162 and” are deleted.

(h)	Section 20.3 is deleted in its entirety and subsequent sections are renumbered accordingly.

RESOLVED that the foregoing amendments to the Plan are hereby adopted:

By:	/s/Scott Korman
Scott Korman, Acting Chairman

Dated:	December 16, 2021